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                                                                    EXHIBIT 21.1


                  SUBSIDIARIES OF PHYSICIANS' SPECIALTY CORP.


Subsidiary                                         State of Incorporation

PSC Management Corp.                               Delaware

PSC Acquisition Corp.                              Delaware

PSC Alabama Corp.                                  Delaware